News Release

For Immediate Release
October 26, 2010

For Further Information, Contact:
George Lancaster, Hines
713/966-7676
George_lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
SOUTHPARK COMMERCE CENTER II IN AUSTIN

(AUSTIN, TX) – Hines, the international real estate firm, announced today that Hines Global REIT has acquired Southpark Commerce Center II, a four-building, Class A industrial/flex office park located in Southeast Austin at the intersection of IH-35 and Highway 71.  The seller was KBS Southpark Commerce Center II, LLC.

Both the buyer and seller were self-represented in the transaction.

Southpark Commerce Center II was completed in 2000, making it among the newest industrial/flex office parks in the submarket.  Containing 372,125 square feet, the single-story buildings are 94 percent leased to tenants including Travis Association for the Blind, AT&T and Zarlink Semiconductor Inc.

“Southpark Commerce Center II is of the industrial building quality we expect,” said Hines Vice President Travis Overall.  It has stable tenancy, superior access and is located within a submarket that lends itself to sustainability and growth for current and future tenants.”

Hines Global REIT, Inc. is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $300 million, which it invests in commercial real estate properties located in the United States and internationally.   Southpark Commerce Center II represents the fourth acquisition for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2009 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.